Exhibit 4.5

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture is entered into effective as of October 17, 2011 (this “Third Supplemental Indenture”), by and among Cumulus Media Holdings Inc., a Delaware corporation (the “Issuer”), as successor in interest to Cumulus Media Inc., a Delaware corporation and the Issuer’s Parent, each of the Subsidiaries of the Issuer identified on the signature pages hereof (each, a “New Guarantor”), and U.S. Bank National Association, a banking corporation organized and existing under the laws of the United States (the “Trustee”), as Trustee, and as transfer agent, registrar, authentication agent and paying agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer, the Parent and the other Guarantors named therein, and the Trustee have heretofore executed and delivered an Indenture dated as of May 13, 2011 (as heretofore supplemented by the First Supplemental Indenture dated as of September 16, 2011 and the Second Supplemental Indenture dated as of October 16, 2011, the “Indenture”), providing for the issuance of an aggregate principal amount of $610.0 million of 7.75% Senior Notes due 2019 of the Issuer (the “Notes”);

WHEREAS, Section 3.7 of the Indenture provides that, under specified circumstances, Subsidiaries of the Issuer (i) shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiaries shall unconditionally guarantee all of the Issuer’s Obligations under the Indenture and the Notes on the terms and conditions set forth herein and under the Indenture (the “Guarantee”) and (ii) shall execute and deliver a joinder agreement to the Registration Rights Agreement; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, each New Guarantor and the Trustee are authorized to execute and deliver this Third Supplemental Indenture without consent of the Holders.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Defined Terms. Terms defined in the Indenture are used in this Third Supplemental Indenture as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

REPRESENTATIONS; AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1 Representations. Each New Guarantor represents and warrants to the Trustee as follows:

(i) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(ii) The execution, delivery and performance by it of this Third Supplemental Indenture have been authorized and approved by all necessary corporate or limited liability company action on its part.

SECTION 2.2 Agreement to be Bound. Pursuant to Section 3.7 of the Indenture, each New Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. Each New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

SECTION 2.3 Guarantee. Pursuant to Section 3.7 of the Indenture, each New Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior unsecured basis.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Notices. All notices and other communications to each New Guarantor shall be given as provided in the Indenture.

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Third Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4 Severability Clause. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.6 Counterparts. The parties hereto may sign one or more copies of this Third Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7 Headings. The headings of the Articles and the Sections in this Third Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.8 Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.

[Signature pages follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

CUMULUS MEDIA HOLDINGS INC.

By:	/s/ Linda A. Hill
Name: Linda A. Hill
Title: Vice President, Corporate Controller and Chief Accounting Officer

OKLAHOMA RADIO PARTNERS, LLC

By:	/s/ Linda A. Hill
Name: Linda A. Hill
Title: Vice President

RADIO METROPLEX, INC.

By:	/s/ Linda A. Hill
Name: Linda A. Hill
Title: Vice President

CITADEL BROADCASTING COMPANY

By:	/s/ Linda A. Hill
Name: Linda A. Hill
Title: Vice President

AVIATION I, LLC

By:	/s/ Linda A. Hill
Name: Linda A. Hill
Title: Vice President

KLIF BROADCASTING, INC.

By:	/s/ Linda A. Hill
Name: Linda A. Hill
Title: Vice President

[Third Supplemental Indenture Signature Page]

U.S. BANK NATIONAL ASSOCIATION, as Trustee, Transfer Agent, Registrar, Authentication Agent and Paying Agent

By:	/s/ William B. Echols
Name: William B. Echols
Title: Vice President

[Third Supplemental Indenture Signature Page]